EXHIBIT 99.1

JoS. A. Bank Clothiers Reports 19% Increase in Profits for Third Quarter of Fiscal Year 2011

HAMPSTEAD, Md., Nov. 30, 2011 (GLOBE NEWSWIRE) -- JoS. A. Bank Clothiers, Inc. (Nasdaq:JOSB) announces that net income for the third quarter of fiscal year 2011 increased 19.3% to $15.0 million as compared with net income of $12.6 million for the third quarter of fiscal year 2010. Earnings per share for the third quarter of fiscal year 2011 increased 20.0% to $0.54 per share as compared with earnings per share of $0.45 for the third quarter of fiscal year 2010. The third quarter of fiscal year 2011 ended October 29, 2011; the third quarter of fiscal year 2010 ended October 30, 2010.

Total sales for the third quarter of fiscal year 2011 increased 21.0% to $209.6 million from $173.3 million in the third quarter of fiscal year 2010, while comparable store sales increased 14.6% and Direct Marketing sales increased 28.6%.

Comparing the first nine months of fiscal year 2011 with the first nine months of fiscal year 2010, net income increased 18.9% to $53.3 million as compared to $44.9 million and earnings per share increased 18.6% to $1.91 per share as compared to $1.61 per share. Total sales for the first nine months of fiscal year 2011 increased 17.4% to $633.6 million from $539.8 million for the first nine months of fiscal year 2010, while comparable store sales increased 9.9% and Direct Marketing sales increased 26.1%.

"We are pleased to report another solid sales and earnings performance for the third quarter of fiscal year 2011 with sales growth of 21.0% and earnings growth of 19.3%. With this quarter's results, we have achieved earnings growth in 40 of the past 41 quarters when compared to the respective prior year periods, including 22 quarters in a row," stated R. Neal Black, President and CEO of JoS. A. Bank Clothiers, Inc. "The fourth quarter, compared to a very strong performance last year, has started out more slowly than we had planned. November comparable store sales declined, while our direct segment sales increased, compared to the same period last year. As a result, we have adjusted our December merchandising and marketing plans for stores. We believe our efforts will be effective and appealing to our customers. Therefore we remain cautiously optimistic for the outcome of this year's fourth quarter," continued Mr. Black.

A conference call to discuss the third quarter of fiscal year 2011 earnings will be held Thursday, December 1, 2011 at 11:00 a.m. Eastern Time (ET). To join in the call please dial (USA) 800-230-1092 or (International) 612-234-9959 at least five minutes before 11:00 a.m. ET. A replay of the conference call will be available after 1:00 p.m. ET on December 1, 2011 until December 8, 2011 at 11:59 p.m. ET by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 225849. In addition, a webcast replay of the conference call will be posted on the investor relations section of our website: www.josbank.com (select "Company Information" and "Investor Relations").

All earnings per share amounts in this news release represent diluted earnings per share adjusted for the 50% stock dividend that the Company announced on June 17, 2010, under which stockholders of record as of July 30, 2010 received one additional share of common stock for each two shares then owned. The stock dividend was distributed on August 18, 2010.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 552 stores in 43 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, including negative changes to consumer confidence and other recessionary pressures, higher energy and security costs, the successful implementation of our growth strategy, including our ability to finance our expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs, including compliance with relevant legal requirements, the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 29, 2011 and our subsequent Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 30, 2010	October 29, 2011	October 30, 2010	October 29, 2011
	(In thousands, except per share information)
Net sales	$ 173,268	$209,635	$ 539,805	$633,567
Cost of goods sold	62,429	78,383	197,320	233,095
Gross profit	110,839	131,252	342,485	400,472
Operating expenses:
Sales and marketing, including occupancy costs	73,961	86,917	218,228	253,889
General and administrative	16,421	20,118	50,332	58,731
Total operating expenses	90,382	107,035	268,560	312,620
Operating income	20,457	24,217	73,925	87,852
Other income (expense):
Interest income	148	45	422	260
Interest expense	(33)	(290)	(128)	(311)
Total other income (expense)	115	(245)	294	(51)
Income before provision for income taxes	20,572	23,972	74,219	87,801
Provision for income taxes	8,009	8,990	29,369	34,455
Net income	$ 12,563	$ 14,982	$ 44,850	$ 53,346
Per share information:
Earnings per share:
Basic	$ 0.46	$ 0.54	$ 1.63	$ 1.92
Diluted	$ 0.45	$ 0.54	$ 1.61	$ 1.91
Weighted average shares outstanding:
Basic	27,534	27,828	27,529	27,733
Diluted	27,849	27,972	27,831	27,953

Note: The foregoing unaudited Consolidated Statements of Income are excerpts from our unaudited Consolidated Financial Statements for the three and nine months ended October 30, 2010 and October 29, 2011 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 29, 2011 which was filed with the Securities and Exchange Commission on November 30, 2011.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	January 29, 2011	October 29, 2011
	(In Thousands)
	(Audited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 80,979	$115,440
Short-term investments	189,789	124,626
Accounts receivable, net	9,525	12,789
Inventories:
Finished goods	222,251	314,583
Raw materials	11,059	14,973
Total inventories	233,310	329,556
Prepaid expenses and other current assets	19,494	31,785
Total current assets	533,097	614,196
NONCURRENT ASSETS:
Property, plant and equipment, net	128,603	146,056
Other noncurrent assets	337	313
Total assets	$ 662,037	$760,565
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 31,505	$ 63,990
Accrued expenses	88,165	93,816
Deferred tax liability – current	5,276	4,793
Total current liabilities	124,946	162,599
NONCURRENT LIABILITIES:
Deferred rent	49,279	48,808
Deferred tax liability – noncurrent	4,147	7,771
Other noncurrent liabilities	989	896
Total liabilities	179,361	220,074
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	275	277
Additional paid-in capital	86,792	91,259
Retained earnings	395,531	448,877
Accumulated other comprehensive income	78	78
Total stockholders' equity	482,676	540,491
Total liabilities and stockholders' equity	$ 662,037	$760,565

Note: The foregoing audited and unaudited Consolidated Balance Sheets are excerpts from our Consolidated Financial Statements (as of January 29, 2011 and as of October 29, 2011) and do not include the Notes, which are an integral part thereof. The foregoing financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 29, 2011 and the Annual Report on Form 10-K for the fiscal year ended January 29, 2011, which were filed with the Securities and Exchange Commission on November 30, 2011 and March 30, 2011, respectively.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	October 30, 2010	October 29, 2011
	(In Thousands)
Cash flows from operating activities:
Net income	$ 44,850	$ 53,346
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	18,107	19,173
Loss on disposals of property, plant and equipment	150	221
Non-cash equity compensation	701	2,040
Increase in deferred taxes	455	3,141
Net (increase) in operating working capital and other components	(59,194)	(84,837)
Net cash provided by (used in) operating activities	5,069	(6,916)
Cash flows from investing activities:
Capital expenditures	(20,696)	(26,215)
Proceeds from maturities of short-term investments	134,840	348,768
Payments to acquire short-term investments	(44,850)	(283,605)
Net cash provided by investing activities	69,294	38,948
Cash flows from financing activities:
Income tax benefit from exercise of stock options	1,300	1,883
Net proceeds from exercise of stock options	1,012	546
Fractional share payments	(21)	—
Net cash provided by financing activities	2,291	2,429
Net increase in cash and cash equivalents	76,654	34,461
Cash and cash equivalents – beginning of period	21,853	80,979
Cash and cash equivalents – end of period	$ 98,507	$115,440

Note: The foregoing unaudited Consolidated Statements of Cash Flows are excerpts from our unaudited Consolidated Financial Statements for the nine months ended October 30, 2010 and October 29, 2011 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 29, 2011, which was filed with the Securities and Exchange Commission on November 30, 2011.
CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Md.
         David E. Ullman
         EVP/CFO
         410-239-5715

         or Investor Relations Information Request Website
         http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=
         irol-inforeq

         or Investor Relations Voicemail, 410-239-5900

         E-commerce Address for JoS. A. Bank Clothiers, Inc.:
         www.josbank.com